                                                                    Exhibit 10.1

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED PURSUANT TO
RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, IS OMITTED AND IS NOTED WITH **. A COPY OF THIS AGREEMENT, INCLUDING ALL INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           Crude Oil Supply Agreement


                                     Between


                        Morgan Stanley Capital Group Inc.


                                       And


                         The Premcor Refining Group Inc.


                               dated March 3, 2003

                                TABLE OF CONTENTS

                                                                                                             Page No.
ARTICLE 1 DEFINITIONS AND CONSTRUCTION ....................................................................       2
ARTICLE 2 CONDITIONS TO CLOSING AND MSCG'S PERFORMANCE ....................................................       7
ARTICLE 3 TERM OF AGREEMENT ...............................................................................      10
ARTICLE 4 MSCG SALES OF CRUDE OIL TO PREMCOR ..............................................................      10
ARTICLE 5 ADDITIONAL PROVISIONS APPLICABLE TO PURCHASES OF FOREIGN-ORIGIN CARGOES .........................      13
ARTICLE 6 PRICE OF AND PROVISIONAL PAYMENT FOR CRUDE OIL ..................................................      15
ARTICLE 7 MONTHLY TRUE-UP PAYMENT .........................................................................      17
ARTICLE 8 COLLATERAL REQUIREMENTS .........................................................................      18
ARTICLE 9 TAXES ...........................................................................................      20
ARTICLE 10 INSURANCE ......................................................................................      20
ARTICLE 11 COMPLIANCE WITH APPLICABLE LAWS ................................................................      21
ARTICLE 12 FORCE MAJEURE ..................................................................................      21
ARTICLE 13 MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS ...............................................      22
ARTICLE 14 DEFAULT AND TERMINATION ........................................................................      24
ARTICLE 15 FINAL SETTLEMENT AT TERMINATION ................................................................      27
ARTICLE 16 INDEMNIFICATION AND CLAIMS .....................................................................      28
ARTICLE 17 LIMITATION ON DAMAGES ..........................................................................      28
ARTICLE 18 AUDIT RIGHTS ...................................................................................      29
ARTICLE 19 CONFIDENTIALITY ................................................................................      29
ARTICLE 20 GOVERNING LAW ..................................................................................      29
ARTICLE 21 ASSIGNMENT .....................................................................................      30
ARTICLE 22 NOTICES ........................................................................................      30
ARTICLE 23 NO WAIVER, CUMULATIVE REMEDIES .................................................................      31
ARTICLE 24 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES ..........................................      32
ARTICLE 25 MISCELLANEOUS ..................................................................................      32

                           Crude Oil Supply Agreement

                                     Between

                        Morgan Stanley Capital Group Inc.

                                       And

                         The Premcor Refining Group Inc.

This Crude Oil Supply Agreement (this "Agreement") is entered into effective as of March 3, 2003, between Morgan Stanley Capital Group Inc., a company incorporated under the laws of Delaware and located at 1585 Broadway, New York, New York 10036 ("MSCG") and The Premcor Refining Group Inc., a company incorporated under the laws of Delaware and located at 1700 East Putnam Avenue, Suite 500, Old Greenwich, CT 06870 ("Premcor") (each referred to individually as a "Party" or collectively as "Parties").

WHEREAS on the Closing Date Premcor is purchasing the Refinery pursuant to that certain Asset Purchase and Sale Agreement dated November 25, 2002 (the "APSA") by and among Williams Refining & Marketing, L.L.C., Williams Generating Memphis, L.L.C., Williams Memphis Terminal, Inc., Williams Petroleum Pipeline Systems, Inc., Williams Mid-South Pipelines, LLC and The Williams Companies (collectively referred to as "Williams"), Premcor and Premcor Inc.; and

WHEREAS Premcor desires to have MSCG supply Crude Oil for processing at the Refinery beginning on the Closing Date and throughout the term of this Agreement and MSCG is willing to supply Crude Oil to the Refinery;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MSCG and Premcor do hereby agree as follows:

                                   ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

     1.1 Definitions.

     For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

     "Affiliate" means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, "control" of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person. For purposes of this Agreement, the term "Affiliate" excludes Morgan Stanley Derivative Products Inc.

         "Agreement" or "this Agreement" means this Crude Oil Supply Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any Exhibits hereto.

         "API" means the American Petroleum Institute.

         "Applicable Law" means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.

         "Bankrupt" means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets,
(viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

         "Barrel" means forty-two (42) net U.S. gallons, measured at 60(degree)
F.

         "Base Interest Rate" means **________________.

____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

         "Business Day" means a 24-hour period ending at 5:00 p.m. EST on a weekday on which banks are open for general commercial business in New York.

         "Capline Pipeline System" means the crude oil pipeline transportation system and related facilities located between St. James, Louisiana and Patoka, Illinois that are owned and operated by Marathon-Ashland, Shell, BP and Unocal, including the land, pipeline, injection stations, breakout storage tanks, crude oil receiving and delivery facilities and any associated or adjacent facility.

         "Cash Collateral" means cash delivered by Premcor to MSCG pursuant to
Article 8.

         "Closing Date" means the Closing Date on which Premcor purchases the Refinery from Williams pursuant to the APSA.

         "Collateral" means Cash Collateral, Letters of Credit and any other form of credit enhancement acceptable to MSCG in its sole discretion.

         "Commitment Fee" means the initial non-refundable commitment fee in the amount of $1,500,000 paid by Premcor to MSCG and any future commitment fee paid by Premcor to MSCG in connection with renewal of this Agreement.

         "Counterparty" has the meaning specified in Section 4.2(b).

         "Crude Oil" means the domestic grades of crude oil deliverable at the U.S. Gulf Coast and any foreign-origin cargoes that MSCG may sell to Premcor pursuant to this Agreement.

         "Crude Oil Purchase Costs" means the costs incurred by MSCG in purchasing the Crude Oil sold to Premcor and the net costs of balancing MSCG's WTI position, as described in Section 6.2.

         "Default" or an "Event of Default" means an occurrence of the events or circumstances described in Article 14.

         "Default Interest Rate" means **_____________.

____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

         "Delivery Point" means (i) for domestic grades of Crude Oil delivered into the pipeline, the intake flange of the meter where the Crude Oil is injected into a Pipeline System, (ii) for foreign-origin Crude Oil vessel cargoes sold FOB loadport, as the Crude Oil passes the vessel's permanent intake flange of the vessel, and (iii) for foreign-origin Crude Oil vessel cargoes sold DES, the last permanent flange connection between the cargo discharge manifold of the vessel and the receiving hose at the LOOP or St. James.

         "Effective Date" means the date first written above, upon which this Agreement becomes binding upon and enforceable against the Parties.

         "Environmental Law" means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

         "Force Majeure" means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of Premcor or MSCG); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. For purposes of this Agreement, the term "Force Majeure" expressly excludes any event, howsoever caused, that interrupts, impairs, prevents or shuts down crude oil processing at the Refinery, or the receipt of Crude Oil at the Refinery or at any terminal facilities utilized in conjunction with operation of the Refinery.

         "Governmental Authority" means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

         "Letter of Credit" means an originally signed or telex of an irrevocable standby letter of credit issued in favor of MSCG in a format satisfactory to MSCG by a bank acceptable to MSCG and delivered to MSCG in an amount acceptable to MSCG which has an expiration date of not less than fifteen
(15) days, for which all costs incurred in the issuance thereof have been or will be paid by Premcor.

         "Liabilities" means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind (including reasonable attorneys' fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order, including any Liabilities with respect to Environmental Laws.

         "LOOP" means Louisiana Offshore Oil Port.

         "Material Adverse Effect" means a result or consequence that would materially impair a Party's ability to perform its obligations and covenants under this Agreement or to consummate any of the transactions contemplated by this Agreement or would materially impair the usual, regular and ordinary operations of the Refinery as a whole.

         "Minimum Collateral" means the minimum amount of Collateral that Premcor is required to deliver to MSCG and to maintain pursuant to Section 8.1 while this Agreement is in effect.

         "Monthly True-Up Payment" means the monthly payment made by one Party to the other Party as provided in Article 7.

         "NYMEX" means the New York Mercantile Exchange.

         "Pipeline System" means the Capline Pipeline System and any other U.S. Gulf Coast pipeline system where MSCG sells Crude Oil to Premcor at the Delivery Point.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "Potential Event of Default" means any Event of Default with which notice or the passage of time would constitute an Event of Default.

         "Refinery" means the Memphis, Tennessee crude oil refinery and all of the related facilities acquired from Williams and owned and operated by Premcor, including the processing, storage, receiving, loading and delivery facilities, piping, marine facilities and related facilities, together with existing or future modifications or additions.

         "St. James" means the Capline or the Sugarland oil terminals located at St. James, Louisiana.

         "Supply Service Fee" means the fee that Premcor pays MSCG pursuant to
Section 6.5.

         "Taxes" means any and all foreign, federal, state and local taxes (other than taxes on income), duties, fees and charges of every description on or applicable to the Crude Oil, including all gross receipts, environmental, spill, ad valorem and sales and use taxes, however designated, paid or incurred directly or indirectly with respect to the ownership, purchase, exchange, use, transportation, resale, importation or handling of the Crude Oil or WTI, including for any Tax, any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

         "Terminal Operator" means Oil Distribution Services ("ODS") or any other entity that schedules and tracks Crude Oil in a Pipeline System.

         "Termination Date" means the date that is designated in a notice under
Section 3.4 or Section 14.2 on which termination of this Agreement is to be effective.

         "Trade Date" means the date when the Parties have agreed upon the material economic terms of a Crude Oil sale from MSCG to Premcor or a WTI Transaction between MSCG and Premcor, or when Premcor has agreed upon the material economic terms of a Crude Oil purchase or WTI Transaction between MSCG and a Counterparty.

         "UCC" means the New York Uniform Commercial Code.

         "Variation Margin" means, on any calculation date, the margin that the Parties exchange pursuant to Section 8.2 based on changes in the market value of Crude Oil purchased by MSCG for resale to Premcor at a fixed price.

         "WTI" means West Texas Intermediate crude oil and any crude oil meeting the specifications of the NYMEX WTI futures contract for delivery at Cushing, Oklahoma.

         "WTI Transactions" means purchases and sales of physical WTI or WTI NYMEX futures contracts entered into by MSCG or by Premcor on MSCG's behalf in order to balance MSCG's Crude Oil position.

         1.2 All references in this Agreement to Exhibits, Articles and Sections refer to the corresponding Exhibits, Articles and Sections of or to this Agreement unless expressly provided otherwise. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

         1.3 All Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

         1.4 Unless expressly provided otherwise, the words "this Agreement," "herein," ""hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular Section. The words "this Article," and "this Section" and words of similar import, refer only to the Article or Section hereof in which such words occur. The word "including" as used herein means "including without limitation" and does not limit the preceding words or terms.

         1.5 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

                                   ARTICLE 2
                  CONDITIONS TO CLOSING AND MSCG'S PERFORMANCE

         2.1 The respective obligations of each Party contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date, each as determined by a Party in its sole discretion.

         (a) Consummation of the purchase and sale of the Refinery pursuant to the APSA.

         (b) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Closing Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by either Party under this Agreement.

         (c) The Refinery shall not have been affected adversely or threatened to be affected adversely by any loss or damage, other than to the extent covered by insurance, unless such loss or damage would not have a Material Adverse Effect on the Refinery.

         (d) The representations and warranties of each Party set forth in this Agreement shall be true and correct on and as of the Closing Date.

     2.2 The obligations of MSCG contemplated under this Agreement shall be subject to Premcor's satisfaction of the following conditions precedent on or prior to the Closing Date, as determined by MSCG in its sole discretion.

         (a) Premcor shall have delivered to MSCG a certificate signed by the Controller of Premcor and dated the Effective Date, certifying as to the truth and accuracy of Premcor's representations and warranties set forth in this Agreement as of the Effective Date.

         (b) Premcor shall have delivered to MSCG an accurate certificate dated as of the Effective Date, in form and substance satisfactory to MSCG and signed by the Secretary or an Assistant Secretary of Premcor certifying (i) the incumbency and specimen signature of the officer of Premcor executing this Agreement and (ii) that Premcor has obtained all requisite approvals under its constitutional documents in respect of Premcor's execution, delivery and performance of this Agreement.

         (c) Premcor shall have provided to MSCG a letter agreement (in a format satisfactory to MSCG at its sole discretion) duly executed by ODS, MSCG and Premcor wherein Premcor agrees that MSCG unilaterally may instruct ODS to cease scheduling any deliveries of Crude Oil from MSCG to Premcor upon the occurrence of an Event of Default by Premcor and ODS agrees to comply with such instructions from MSCG without prior notice to or consent from Premcor.

         (d) Premcor shall have delivered to MSCG the Minimum Collateral required by Section 8.1(a).

     2.3 Effect of Termination for Failure of Conditions Precedent.

         (a) MSCG shall not be obligated to refund to Premcor the Commitment Fee that Premcor paid to it on November 29, 2002 if either Party terminates this Agreement pursuant to Section 2.1 or 2.2.

         (b) If either Party terminates this Agreement pursuant to Section 2.1 or 2.2, neither Party shall have any further obligation under this Agreement to the other Party except that a Party shall remain liable to the other Party for any damages incurred as a result of a breach by a Party of its representations, warranties or obligations hereunder occurring prior to such termination.

     2.4 Condition Subsequent.

         (a) Premcor shall make reasonable commercial efforts to cause to deliver to MSCG, on or before March 14, 2003, a letter agreement (in a format satisfactory to MSCG in its sole discretion) duly executed by each of the owners of the Capline Pipeline System wherein Premcor and each owner agrees to Premcor's assignment to MSCG of Premcor's nominated shipping capacity on the Capline Pipeline System for shipment of Crude Oil that ODS has scheduled for delivery from MSCG to Premcor but that MSCG will not deliver to Premcor due to an Event of Default by Premcor without prior notice to or any additional consent from Premcor.

         (b) If the foregoing letter is not provided by March 31, 2003, Premcor shall (i) deliver to MSCG a duly executed assignment to MSCG of that portion of its nominated shipping capacity on the Capline Pipeline System required to ship crude oil to the Refinery (in a format satisfactory to MSCG in its sole discretion), which shall become effective upon an Event of Default by Premcor, and (ii) transmit copies of the assignment executed by both Parties to each of the owners of the Capline System. MSCG shall be entitled to terminate this Agreement if Premcor does not deliver the assignment by March 31, 2003.

     2.5 Reimbursement of Fees.

     Premcor agrees to reimburse MSCG for reasonable legal fees and reasonable out-of-pocket expenses and costs that it incurred in connection with the drafting, execution and delivery of this Agreement upon receipt of copies of invoices for such fees, costs and expenses.

                                   ARTICLE 3
                                TERM OF AGREEMENT

     3.1 Initial Term.

     This Agreement shall become effective on the Effective Date and shall continue for two years from the Closing Date ("Initial Term").

     3.2 Renewal.

     Subject to the Parties' mutual agreement on the terms and conditions of renewal in their respective sole discretion, this Agreement may be renewed for successive two-year terms or for such other period as may be agreed upon by the Parties (each such renewal period, a "Renewal Term"). No later than ninety (90) days prior to expiration of the Initial Term or a Renewal Term, either Party may notify the other Party of the terms or conditions upon which it desires to renew this Agreement. If the Parties do not agree upon the terms and conditions of renewal, this Agreement shall terminate effective as of the conclusion of Initial Term or Renewal Term, as the case may be; provided, however, that the Parties shall perform their obligations relating to termination pursuant to
Article 15.

     3.3 Renegotiation of Terms.

     Within sixty (60) days prior to each one-year anniversary of this Agreement during the Initial Term and any Renewal Term, a Party may notify the other Party of any terms and conditions of this Agreement that it wishes to renegotiate. The Parties may agree to amend any of the terms and conditions of this Agreement effective as of the anniversary date, but neither Party shall be obligated to do so.

     3.4 Early Termination Option.

     Either Party may terminate this Agreement upon one (2) Business Days' notice to the other Party if the long term senior unsecured unsubordinated debt rating of Morgan Stanley (f/k/a Morgan Stanley Dean Witter & Co.) assigned by Moody's Investors Service, Inc. falls at or below Baa2 or such rating assigned by Standard & Poor's Ratings Services falls at or below BBB. Such early termination shall be effective upon the Termination Date designated in such notice (not earlier than the date of such notice) and neither Party shall have any further obligations to the other Party or shall have responsibility for any Liabilities to the other Party as of the Termination Date, except as provided in
Article 15.

                                   ARTICLE 4
                       MSCG SALES OF CRUDE OIL TO PREMCOR

     4.1 Beginning the Closing Date and subject to MSCG's ability to purchase Crude Oil in accordance with Premcor's nominations, MSCG agrees to sell and deliver to Premcor, and Premcor agrees to purchase, Crude Oil for processing at the Refinery. Except for sales at the LOOP as provided in Article 5, all sales shall be FOB St. James or, if Premcor provides MSCG in advance with letters from the Pipeline System and Terminal Operator substantially equivalent to the letters provided pursuant to Sections 2.2(c) and 2.4 and in such form as is acceptable to

MSCG in its sole discretion, such other U.S. Gulf Coast delivery location as mutually agreed. Except as provided in Article 5 for vessel deliveries, title to and risk of loss to the Crude Oil shall pass from MSCG to Premcor via in-line transfer at the Delivery Point.

     4.2 Acquisition of Crude Oil.

         (a) Premcor shall act as an advisor and independent contractor to MSCG in acquiring Crude Oil from the marketplace for processing at the Refinery and entering into WTI Transactions. The quantity and quality of the Crude Oil sold and delivered to Premcor shall conform to such specifications as agreed upon by Premcor on a cargo or pipeline tender basis prior to MSCG's contractual commitment to purchase the Crude Oil from the Crude Oil supplier.

         (b) Premcor shall negotiate and liaise in respect of Crude Oil purchases and WTI Transactions in accordance with the guidelines ("Transaction Guidelines"), attached as Exhibit A. The Transaction Guidelines authorize Premcor's employees to discuss and negotiate with Crude Oil suppliers and WTI counterparties (each a "Counterparty" and collectively, "Counterparties") the terms and conditions of MSCG contracts ("Contracts") on MSCG's behalf.

         (c) The terms and conditions of Contracts must conform to the Transaction Guidelines unless MSCG approves the language of the specific contract in advance. Except as expressly authorized by the Transaction Guidelines, and notwithstanding anything to the contrary in this Agreement, all statements and representations made by Premcor's employees shall be made by Premcor in its own capacity, and Premcor is not authorized to bind MSCG in connection with the conclusion of any Contract nor to make any representations to Counterparties on behalf of MSCG. Unless expressly authorized by the Transaction Guidelines or otherwise authorized by MSCG in writing, any advice, recommendations, warranties or representations made to Counterparties by Premcor shall be the sole and exclusive responsibility of Premcor and Premcor shall be liable for all errors, omissions or misinformation that it provides to MSCG or to Counterparties.

         (d) Without MSCG's prior approval, Premcor shall not negotiate or enter into any Contracts with a term in excess of the lesser of (i) three (3) months and (ii) the remainder of the Initial Term or Renewal Term.

     4.3 EXCEPT FOR THE WARRANTY OF TITLE, MSCG MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL AND WTI FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, MSCG MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL AND WTI CONFORM TO THE SPECIFICATIONS IDENTIFIED IN MSCG'S CONTRACT WITH THE COUNTERPARTY.

     4.4 The Parties shall consult with each other and coordinate how to handle and resolve any claims made by a Counterparty against MSCG or any claims that MSCG may bring against a Counterparty. MSCG shall reasonably consider in good faith any proposals for resolving the claim timely offered by Premcor taking into account the facts and circumstances and parties involved; provided, however, that MSCG shall retain the sole discretion to resolve or compromise any such claim. All costs, expenses and damages arising from a claim shall be solely for Premcor's account except to the extent arising from MSCG's gross negligence or willful misconduct, it being the express intention of the Parties that Premcor shall solely assume all performance and credit risk of a Counterparty's default or nonperformance, regardless of the reason therefor.

     4.5 Nominations.

          (a) No later than the 24/th/ of a month, Premcor shall confirm with MSCG via facsimile the volume of Crude Oil purchased for delivery during the following month (the "Delivery Month"), specifying the anticipated delivery by volume, grade, Pipeline System, and on a batch or ratable basis, as appropriate. MSCG shall schedule Premcor's nominated shipments through the Terminal Operator with the relevant Pipeline System at the Delivery Point, and shall provide Premcor with a confirmation of the scheduled shipment once received from the Terminal Operator. Premcor promptly shall notify MSCG if it requires that MSCG schedule any changes in accepted nominations, and shall be liable for any costs associated therewith. MSCG shall not be responsible if a Pipeline System is unable to accept Premcor's nomination or if the Pipeline System must allocate Crude Oil among its shippers.

         (b) Promptly following receipt of the Terminal Operator's written confirmation of all shipments scheduled for a Delivery Month, MSCG shall send Premcor a written confirmation ("Confirmation") memorializing the terms of the sales between MSCG and Premcor that are scheduled to occur within the Delivery Month. The terms of MSCG's Confirmation shall be deemed conclusive and binding if, within one (1) Business Day from receipt of the Confirmation, Premcor does not respond or fails to notify MSCG by facsimile of any objections.

         (c) Premcor shall notify MSCG immediately upon learning of any material change in any previously provided projections or if it is necessary to reschedule any pipeline nominations confirmed by the Terminal Operator. MSCG shall schedule any changes in pipeline nominations through the Terminal Operator, and all costs associated therewith shall be for Premcor's account.

     4.6 MSCG shall be responsible for paying only supplier invoices for the Crude Oil. Premcor shall be responsible for paying all transportation costs, scheduling charges, pipeline transfer fees, inspection fees, Taxes, any charges imposed by a Governmental Authority and broker's fees (as agreed upon by the Parties). All Crude Oil losses shall solely be for Premcor's account. The foregoing costs shall be treated as Crude Oil Purchase Costs only to the extent that MSCG pays them instead of Premcor. A Party promptly shall provide the other Party with copies of supplier and vendor invoices payable by the other Party as appropriate.

                                   ARTICLE 5
     ADDITIONAL PROVISIONS APPLICABLE TO PURCHASES OF FOREIGN-ORIGIN CARGOES

     5.1 In addition to the domestic Crude Oil acquired for Premcor pursuant to
Article 4, Premcor may request that MSCG also purchase on its behalf cargoes of foreign-origin Crude Oil to be delivered either at the LOOP, St. James or on an FOB loadport basis. Premcor shall negotiate purchases of such cargoes in accordance with Articles 4 and 5. MSCG is willing to purchase the Crude Oil for Premcor either FOB loadport or DES LOOP or St. James. In either event, unless the Parties agree otherwise, MSCG shall sell the Crude Oil to Premcor at an ex-duty price on a DES basis. Title to and risk of loss of the Crude Oil shall pass to Premcor at the Delivery Point.

     5.2 Premcor promptly shall provide MSCG with a copy of the proposed Contract or other documentation memorializing the terms of the proposed transaction with the Counterparty for MSCG's approval. MSCG promptly shall respond to the Counterparty and furnish Premcor with a copy of the final Contract. MSCG also promptly shall transmit to Premcor a Confirmation containing the terms and conditions of the sale from MSCG to Premcor.

     5.3 Premcor and MSCG have entered into a Contract of Affreightment effective the Closing Date, attached hereto as Exhibit B, such that Premcor is able to and agrees to charter all self-propelled ocean-going marine vessels for transportation of the Crude Oil that MSCG purchases FOB loadport for delivery to St. James or the LOOP.

     5.4 Premcor shall be responsible for compliance with all Applicable Laws regarding the importation of Crude Oil and all requirements of a Governmental Authority, including the Louisiana Department of Revenue, the United States Department of Energy and the United States Customs Service ("Customs"). Premcor hereby agrees to indemnify and hold harmless MSCG, its Affiliates, and their agents, representatives, contractors, employees, directors and officers, against any Liabilities suffered or incurred by them directly or indirectly in connection with Premcor's undertaking of these responsibilities except to the extent that such Liabilities are attributable to MSCG's own gross negligence or willful misconduct.

     5.5 Crude Oil Inspection and Measurement.

         (a) The quantity and quality of Crude Oil delivered by ocean-going vessel shall be determined by shore tank receipt figures as determined by an Independent Inspector mutually agreeable to both Parties, as provided below. All measurements shall be in accordance with the latest API and ASTM standards and principles then in effect. The delivered quantities shall be adjusted to a net standard volume by deducting sediment and water, as determined by the Independent Inspector's analysis of a representative sample of the Crude Oil taken by the inline sampler located at the LOOP or St. James receiving facility. The Independent Inspector shall ensure that the line contents are not sampled as part of the delivered Crude Oil. In the event that an inline sampler is not fitted, is out of order, malfunctions during the transfer or the Independent Inspector deems that the samples drawn by the inline sampler are not or would not be representative of the Crude Oil, then the sediment and water deduction shall be determined from a representative sample based on a composite of samples obtained from the vessel tanks prior to commencement of discharge.

         (b) The quantity of the Crude Oil shall be determined by static tank up gauge measurements, in full accordance with API Chapters 17.1, 17.2, and 3.1A, with all shore tanks complying with the following:

             (i) All tanks shall, if possible, contain sufficient Crude Oil prior to receipt to ensure that the floating roofs are afloat and clear of the critical zone by a minimum of twelve (12) inches. If this situation is not practical, then the tanks shall contain sufficient Crude Oil prior to receipt to ensure that the liquid level can be accurately measured in the main body of the tank and clear of the tank bottom calibrations.

             (ii) All tanks shall be calibrated for critical measurement as set forth by API 2.2 ASTM Designation 1220.

             (iii) If the tanks are active or do not meet the requirements specified above, or the Independent Inspector cannot verify the tank measurements prior to or after receipt or determines that these tank measurements are not representative of the volume delivered from the vessel, then the supplied quantity shall be based upon the vessel's figures adjusted for Vessel Experience Factor, as calculated by the Independent Inspector.

             (iv) When the TCV quantity of the Crude Oil is determined by tank up gauge measurements, the lines between the docks and the receiving tanks at the receiving terminal should be packed full prior to the commencement of transfer. The tank down gauges at the receiving terminal should always be manually taken, and the volumes delivered shall be compared to the volumes determined by up gauge measurements. The Independent Inspector shall take the comparison into account in determining whether the terminal up gauges should be deemed representative.

             (v) Certificates of quality and quantity countersigned by an Independent Inspector will be final and binding on both Parties absent manifest error or fraud. Premcor shall instruct the Independent Inspector to retain samples of Crude Oil for a period of ninety (90) days from the date of measurement.

     5.6 Premcor shall handle and pay any demurrage claims by a Crude Oil supplier asserted against MSCG in a timely manner and, at MSCG's request, shall provide MSCG with copies of all claims and supporting documentation. If Premcor does not resolve or contest such claims in good faith within a reasonable period, MSCG shall be entitled, at Premcor's expense but with Premcor's consent, to resolve and settle any demurrage claim, including the payment of such claim through netting against any outstanding demurrage claim that MSCG has made against the same supplier (whether or not under this Agreement). Premcor shall reimburse MSCG for any demurrage paid by MSCG as part of the Monthly True-Up Payment.

     5.7 Premcor shall be responsible for paying all marine transportation costs, including ocean-going freight, inspection fees, wharfage and dock fees, port expenses and ship's agent fees, export charges, Customs duties and user fees, Harbor Maintenance taxes, Taxes, any charges imposed by a Governmental Authority, insurance, tankage and throughput charges, broker's fees (as agreed upon by the Parties) and demurrage. All Crude Oil losses shall solely be for Premcor's account. The foregoing costs shall be treated as Crude Oil Purchase Costs only to the extent that MSCG pays them instead of Premcor. A Party promptly shall provide the other Party with copies of supplier and vendor invoices payable by the other Party as appropriate.

     5.8 Premcor shall provide the Crude Oil supplier with the text of a letter of indemnity acceptable to MSCG for the supplier's review, or, if the supplier dictates the terms of the letter of indemnity, shall provide MSCG with the text, no later than three (3) Business Days prior to the date of scheduled payment to the supplier. If such time frame is met, and original bills of lading are not available, Premcor shall arrange for the issuance of, and receipt by MSCG of, the letter of indemnity (countersigned if required) at least one (1) Business Day prior to the payment date. Premcor shall reimburse MSCG for any interest at the Default Interest Rate that MSCG incurs as a result of its failure to receive an acceptable letter of indemnity one (1) Business Day prior to the scheduled payment date.

                                   ARTICLE 6
                 PRICE OF AND PROVISIONAL PAYMENT FOR CRUDE OIL

     6.1 The volume of Crude Oil sold to Premcor via pipeline shall be (i) determined by pipeline meter tickets as the Crude Oil passes the downstream flange of the meter measuring the Crude Oil upon intake at the Delivery Point or
(ii) based on the final statement of activity issued by the Pipeline System. In the event that MSCG purchases Crude Oil basis FOB loadport but sells to Premcor basis DES the LOOP or St. James, Premcor shall pay for the Crude Oil based on the bill of lading quantity. When MSCG purchases Crude Oil on a DES basis, Premcor shall pay for the Crude Oil based on shore tank receipt figures as provided in Section 5.5.

     6.2 Crude Oil Purchase Price.

     The price of the Crude Oil sold to Premcor shall equal (i) the purchase price paid by MSCG for the Crude Oil plus any amounts that MSCG may incur in connection with the purchase, transportation and delivery of the Crude Oil to the Delivery Point, determined on a First-In, First-Out ("FIFO") basis, including any items covered in Sections 4.6 or 5.7 that MSCG pays instead of Premcor ("Crude Oil Purchase Costs"), plus or minus (ii) the net losses or profits realized from the related WTI Transaction, if any (as described in Section 6.3(a)), after taking into account all fees associated therewith, such as NYMEX transaction fees and WTI exchange of futures for physical ("EFP") costs.

     6.3 Related WTI Transactions.

         (a) Balancing Transactions.

         Premcor shall assist MSCG in balancing the WTI position that MSCG may have in connection with its purchases of Crude Oil for resale to Premcor. The Parties shall mutually agree on the best method of balancing. One method is for Premcor to arrange for MSCG to purchase physical WTI priced on a calendar NYMEX average. Alternatively, MSCG and Premcor may execute an EFP transaction wherein MSCG sells Crude Oil to Premcor in exchange for purchasing from Premcor WTI futures contracts at a fixed price. Concurrently, MSCG would execute an EFP with a third party, purchasing physical WTI in exchange for the sale of the futures contracts purchased from Premcor. If the Parties have not mutually agreed on a method to balance MSCG's WTI position by the last day on which scheduling may occur in respect of a Delivery Month, the position will be settled based on the high assessment for prompt Cushing WTI effective on the last Business Day prior to scheduling for the Delivery Month, as published in Platt's Oilgram Price Report. If Platt's Oilgram Price Report ceases to be published or is not published on the last Business Day prior to scheduling for the Delivery Month, the Parties shall cooperate in good faith to select an alternative publication or other reference source that reflects as nearly as possible the same information as published in the Platt's Oilgram Price Report.

         (b) Credit Guidelines for WTI Transactions.

         Attached to the Transaction Guidelines is a pre-approved Counterparty list and credit trading limits and requirements for each ("Credit Guidelines"), which MSCG shall update as necessary from time to time in its sole discretion. Absent MSCG's consent, Premcor shall negotiate WTI Transactions on MSCG's behalf only with the entities listed in the Credit Guidelines, within the trading limits specified and in accordance with the designated method of payment. Either Premcor or the Counterparty shall provide MSCG with the text of letters of credit for review no later than three (3) Business Days prior to the date of scheduled delivery period and the letter of credit must be issued or confirmed by the Counterparty's financial institution (which shall be acceptable to MSCG) at least one (1) Business Day prior to the delivery period.

     6.4 Payment Terms.


         (a) Pipeline Deliveries. Premcor shall pay MSCG a weekly provisional payment ("Provisional Payment") for the Crude Oil in the form of cash or a Letter of Credit, at Premcor's option. The Provisional Payment shall equal the estimated price for the volume of Crude Oil anticipated to be sold to Premcor during the forthcoming week based on the nominations scheduled through the Terminal Operator. Every Monday, MSCG shall provide Premcor with a facsimile invoice for the volume of Crude Oil that Premcor estimates it will purchase from MSCG during the seven-day period beginning the following Saturday, indicating the per Barrel price based on MSCG's Crude Oil Purchase Costs. Premcor shall prepay or post a Letter of Credit by 12:00 noon EST every Wednesday. MSCG may in its sole discretion amend the payment terms of this Section 6.4 depending on the amount of MSCG's exposure in excess of the credit line granted to Premcor (which MSCG may change from time to time in its sole discretion).

         (b) Vessel Deliveries. Premcor shall pay MSCG for Crude Oil delivered by vessel within one (1) Business Day prior to arrival of the vessel at the relevant loading port or discharge port, as the case may be. Payment shall be made against presentation of (i) MSCG's invoice (facsimile acceptable),
     (ii) the Independent Inspector's Certificate of

     Quality and Quantity and (iii) 3/3 clean on board bills of lading (or 2/3 original bills or lading and master's receipt for 1/3 original bill of lading) or MSCG's facsimile letter of indemnity, if original bills of lading are not available on the payment due date.

     6.5 Supply Service Fee.

         (a) In consideration of the services provided by MSCG under this Agreement, Premcor shall pay MSCG a Supply Service Fee of $**_______ per Barrel of Crude Oil that MSCG sells to Premcor under this Agreement, whether or not such Crude Oil is processed in the Refinery (for avoidance of doubt, excluding WTI Transactions). Regardless of the volume of Crude Oil supplied by MSCG, Premcor shall pay MSCG a minimum Supply Service Fee of $** _______ per month ("Minimum Supply Service Fee").


_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

         (b) Premcor shall pay the Supply Service Fee to MSCG on a weekly basis when it remits the Provisional Payment to MSCG in respect of the volume of Crude Oil prepaid or when it pays for Crude Oil delivered by vessel, as the case may be. Any adjustment to the Supply Service Fee to account for actual delivered volumes shall be added to or deducted from the Monthly True-Up Payment for the applicable Delivery Month.

                                   ARTICLE 7
                             MONTHLY TRUE-UP PAYMENT

     7.1 Within five (5) Business Days after the end of a Delivery Month, MSCG shall provide Premcor with a final invoice (facsimile and electronic copies acceptable) for all Crude Oil sold by MSCG to Premcor at the Delivery Point within the Delivery Month, together with any appropriate supporting documentation regarding Crude Oil deliveries by pipeline and WTI Transactions, including pipeline meter tickets or pipeline statements received from Terminal Operators.

     7.2 Within five (5) Business Days after the end of a Delivery Month, MSCG also shall prepare and provide to Premcor a reconciliation statement for the Delivery Month that sets forth (i) any adjustments to the Supply Service Fee,
(ii) the portion of the Minimum Supply Service Fee that remains unpaid by the end of such Delivery Month, (iii) a true-up of the Provisional Payments Premcor paid to MSCG and actual Crude Oil Purchase Costs, (iv) a true-up of provisional payments made for Crude Oil cargoes when final discharge volumes have not been established and the final payments due, (v) in respect of Crude Oil prepaid in cash (but not by Letter of Credit), a credit to Premcor at the Base Interest Rate to reflect the difference between the date on which MSCG pays a supplier for the Crude Oil and date on which Premcor pays MSCG cash for the Crude Oil and
(vi) adjustments for any other amounts owed one Party to the other Party under this Agreement during such Delivery Month or prior months, including any Crude Oil Purchase Costs that MSCG has not yet invoiced Premcor.

     7.3 Payment shall be made by the owing Party within two (2) Business Days from receipt of MSCG's invoice, reconciliation statement and any appropriate documentation.

     7.4 If Premcor in good faith disputes the amount of any Monthly True-Up Payment that is owed to MSCG, it nonetheless shall pay MSCG the full amount of such payment by the due date and inform MSCG in writing of the portion of the Monthly True-Up Payment with which it disagrees and why. The Parties shall cooperate in resolving the dispute expeditiously. Once the Parties mutually agree as to the disputed amount, the Party owing such disputed amount shall pay such amount, with interest at the Default Interest Rate from the original due date to but not including the date of payment, within two (2) Business Days from the date of their agreement.

     7.5 All payments under this Agreement shall be made by telegraphic transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which Premcor may now have or hereafter acquire against MSCG, whether pursuant to the terms of this Agreement or otherwise.

     7.6 If the payment due date should fall on a Saturday or non-Monday weekday which is not a Business Day in New York, payment is to be made on the preceding Business Day. If the payment due date should fall on a Sunday or Monday which is not a Business Day in New York, payment is to be made on the following Business Day.

     7.7 All payments under this Agreement not paid by the due date shall accrue interest at the Default Interest Rate. Interest shall run from and including the due date of the payment to but excluding the date that payment is received.

                                   ARTICLE 8
                             COLLATERAL REQUIREMENTS

     8.1 Minimum Collateral.

     As security for the prompt payment and performance in full when due of its obligations under this Agreement, prior to the Closing Date and at all times during this Agreement Premcor must provide MSCG with a Letter of Credit in the amount of **______________ (the "Minimum Collateral L/C"). The term of the Minimum Collateral L/C shall be the maximum allowable term (with automatic renewal, if allowed) under that certain Amended and Restated Credit Agreement dated February 11, 2003 between Premcor and the financial institutions party thereto or any successor credit facility.


______________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

     8.2 Variation Margin.

         (a) The Parties shall exchange and maintain Variation Margin in respect of Crude Oil purchased from a supplier and resold to Premcor at a fixed price.

         (b) On a weekly basis, or more frequently as MSCG may determine is warranted due to prevailing market conditions, MSCG shall provide Premcor with notice of the total dollar amount by which the market value of all of the Crude Oil then contracted for purchase and resale to Premcor (determined by MSCG at its sole discretion) is greater or less than the aggregate cost of such Crude Oil. If the market value of the Crude Oil is less than MSCG's cost, Premcor shall deliver to MSCG Collateral in an amount equal to MSCG's cost minus the market value within two (2) Business Days from Premcor's receipt of MSCG's Variation Margin calculation.

         (c) Premcor grants to MSCG a continuing first priority security interest in and a first lien on and right of setoff against, all of Premcor's right, title and interest in all Cash Collateral that it delivers to MSCG as Variation Margin and that MSCG is entitled to hold. MSCG may commingle the Variation Margin with its own funds, use the Variation Margin in its business and treat the Variation Margin as its own property. MSCG shall not be liable to pay Premcor any interest on Variation Margin held by it.

         (d) If the market value of the Crude Oil is greater than MSCG's cost of such Crude Oil, MSCG shall return to Premcor Cash Collateral in an amount equal to the market value minus MSCG's cost up to, but no greater than, the total amount of Cash Collateral then posted by Premcor to MSCG ("Excess Collateral") by deducting such amount from the next Provisional Payment due MSCG for Crude Oil (provided that an Event of Default or a Potential Event of Default has not occurred in respect of Premcor). The return of Excess Collateral by MSCG shall be deemed a release by MSCG of its first security interest, first lien and right of offset only with respect to the returned Collateral. MSCG's obligations to Premcor shall be limited to the return of Excess Collateral as provided in this Section 8.2(d) and in no event shall MSCG be required to post Variation Margin to Premcor.

     8.3 Renewal of Letter of Credit.

         (a) At all times under this Agreement, the Minimum Collateral L/C shall have an expiration date of not less than fifteen (15) days. No later than fifteen (15) days prior its expiry, Premcor shall instruct the issuing bank to renew or extend the Minimum Collateral L/C. Premcor's failure to amend and extend the Minimum Collateral L/C no later than fifteen (15) days prior to the expiration thereof (such an event, a "Non-Renewal Event") shall (x) entitle MSCG to treat the full amount available for drawing under the Minimum Collateral L/C as the outstanding amount due MSCG and to draw immediately on such Minimum Collateral L/C in full without any prior notice or demand to Premcor and (y) constitute an Event of Default under Article 14 without any notice or grace period.

         (b) Notwithstanding the foregoing and Section 2.2(d) of this Agreement, in the event that MSCG makes a draw on the Minimum Collateral L/C as a result of a Non-Renewal Event and elects in such event, in its sole discretion, to hold the proceeds of such draw as Cash Collateral for Premcor's obligations under this Agreement and not exercise its remedies under Article 14, then (i) the Non-Renewal Event shall not be an Event of Default and (ii) Premcor shall not be obligated to increase the amount available to be drawn under the Minimum Collateral L/C to the extent of such Cash Collateral.

                                   ARTICLE 9
                                     TAXES

     Premcor shall be liable for all Taxes imposed on the Crude Oil as a result of the transfer of title to the Crude Oil from MSCG to Premcor at the Delivery Point and after delivery to Premcor at the Delivery Point.

                                   ARTICLE 10
                                    INSURANCE

     10.1 Premcor shall, at its sole cost and expense, carry and maintain in full force and effect throughout the term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A-, IX by A.M. Best, or otherwise reasonably satisfactory to MSCG in respect of Premcor's purchase of Crude Oil cargoes under this Agreement:

         (a) Property (cargo) damage coverage on an "all risk" basis in an amount sufficient to cover the market value or potential full replacement cost of Crude Oil cargoes to be delivered to Premcor at the Delivery Point.

         (b) Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, marine or charterers' liability, Liabilities under any Environmental Laws or for any environmental damages and "sudden and accidental pollution" liability coverage in a minimum amount of Two Hundred Million Dollars ($200,000,000) per occurrence and Three Hundred Million Dollars ($300,000,000) in the aggregate.

     10.2 Additional Insurance Requirements.

         (a) The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against MSCG.

         (b) Premcor shall cause its insurance carriers to furnish MSCG with insurance certificates, in a form and from a party reasonably satisfactory to MSCG, evidencing the existence of the coverages and endorsements required. The certificates shall specify that no insurance will be canceled or materially changed during the term of this Agreement unless MSCG is given written notice prior to cancellation or to a material change becoming effective. Premcor also shall provide renewal certificates within thirty
     (30) days of expiration of the policy.

          (c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

          (d) Premcor shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums. Premcor shall provide MSCG with copies of all current certificates of insurance for each vessel showing that all vessels have a minimum of One Billion Dollars ($1,000,000,000) in pollution coverage.

                                   ARTICLE 11
                        COMPLIANCE WITH APPLICABLE LAWS

     11.1 Each Party shall, in the performance of its duties under this Agreement, comply in all material respects with all Applicable Laws in effect on the Closing Date and as they may be amended from time to time. Each Party shall maintain the records required to be maintained by the Environmental Laws and shall make such records available to the other Party upon its request.

     11.2 All reports or documents rendered by either Party to the other shall, to the best of its knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party promptly shall notify the other if at any time it has reason to believe that the records or documents previously furnished no longer are accurate or complete in any material respect.

     11.3 In the event of any Crude Oil spill or discharge reportable under Applicable Laws, or other environmental pollution occurring in connection with any transfer, delivery, transportation or receipt of Crude Oil, Premcor shall take all steps (if any) required under Applicable Laws, including undertaking measures to prevent or mitigate resulting pollution damage. Even if not required by Applicable Laws, Premcor nevertheless may determine to undertake such measures to prevent or mitigate pollution damage as it deems appropriate or necessary or is required by any Governmental Authority. Premcor shall notify MSCG immediately of any such operations, and shall perform such operations in accordance with the National Contingency Plan and any other Applicable Laws, or as may be directed by the U.S. Coast Guard or any other Governmental Authority.

     11.4 In the event that either Party incurs costs to clean up or contain a spill or discharge or to prevent or mitigate resulting pollution damage, such Party reserves any rights provided by law to recover such costs from the other Party, as well as any third party. In the event a third party is legally liable for such costs and expenses, either Party shall cooperate with the other for the purpose of obtaining reimbursement. Each Party also shall cooperate with the party for the purpose of obtaining reimbursement from any other applicable entity or source under Applicable Laws.

                                   ARTICLE 12
                                  FORCE MAJEURE

     12.1 Neither Party shall be liable to the other if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

     12.2 The Party rendered unable to perform shall give notice to the other Party within twelve (12) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil affected. Such Party also shall promptly notify the other when the event of Force Majeure is terminated.

     12.3 In the event that a Party's performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may terminate this Agreement by notice to the other, and neither Party shall have any further liability to the other in respect of this Agreement except for the rights and remedies previously accrued under this Agreement, including any payment and indemnification obligations by either Party under this Agreement and the obligations under Article 15.

     12.4 Premcor shall continue to be liable to pay MSCG the Supply Service Fee (for avoidance of doubt, including the Minimum Supply Service Fee) during the period of Force Majeure when Premcor is the affected Party.

     12.5 If this Agreement is not terminated pursuant to this Article 12 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the Event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.

                                   ARTICLE 13
                MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     13.1 Each Party represents and warrants to the other Party as of the Closing Date of this Agreement and as of the Trade Date of each sale of Crude Oil hereunder, that:

          (a) It is an "Eligible Contract Participant" as defined in Section 1a
     (12) of the Commodity Exchange Act, as amended.

          (b) It is a "forward contract merchant" in respect of this Agreement and each sale of Crude Oil hereunder, and each sale of Crude Oil hereunder is a forward contract for purposes of the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq., as amended from time to time.

          (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

         (d) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

         (e) The execution, delivery and performance in the preceding paragraph
     (d) do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

         (f) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

         (g) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

         (h) No Event of Default under Article 14 with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

         (i) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

         (j) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.

         (k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.

         (l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.

         (m) The other Party (i) is acting solely in the capacity of an arm's-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

         (n) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto (other than brokers' fees agreed upon by the Parties).

         (o) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

                                   ARTICLE 14
                             DEFAULT AND TERMINATION

     14.1 Notwithstanding any other provision of this Agreement, an Event of Default shall be deemed to occur when:

         (a) Either Party fails to make payment when due under this Agreement, including any Variation Margin due under Article 8, within two (2) Business Days of a written demand therefor.

         (b) Subject to Section 8.3(b), a Non-Renewal Event in respect of the Minimum Collateral L/C.

         (c) Any action by Premcor or its directors, officers, employees or agents, in contravention of (i) its obligations under Articles 4 and 5 relating to the limitations on Premcor's authority, the Transaction Guidelines or the Credit Guidelines or (ii) the covenant made in Section 14.4, without any notice or grace period.

         (d) Other than a default described in Sections 14.1(a), (b) and (c), either Party fails to perform any obligation or covenant to the other under this Agreement, which is not cured to the satisfaction of the other Party (in its sole discretion) within ten (10) Business Days from the date that such Party receives written notice that corrective action is needed.

         (e) Either Party breaches any representation or warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the satisfaction of the other Party (in its sole discretion) within ten (10) Business Days from the date that such Party receives notice that corrective action is needed.

         (f) Either Party defaults under any other agreement or transaction (whether or not documented under or effected pursuant to a master agreement) now existing or hereafter entered into between MSCG and Premcor, including that certain Crude Oil Supply Agreement between MSCG and Premcor dated September 13, 2002, as amended

     October 1, 2002, but excluding any agreement or transaction that constitutes the obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money and any securities repurchase or reverse repurchase agreement or similar transaction between the Parties, which is not cured within the applicable time period, if any.

          (g) Either Party becomes Bankrupt.

     14.2 Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the "Defaulting Party"), the other Party (the "Performing Party") shall in its sole discretion be entitled to do one or more of the following: (i) suspend its performance under this Agreement and, upon one (1) Business Day's notice to the Defaulting Party, (ii) terminate this Agreement and designate a Termination Date (not earlier than the date of such notice) and liquidate and close out all purchase and sale obligations and payment obligations then outstanding between the Parties under this Agreement in accordance with Article 14, and (iii) close out other contracts between the Parties pursuant to Section 14.5.

     14.3 If Premcor is the Defaulting Party and the Termination Date upon which MSCG terminates this Agreement occurs within the first six (6) months of the Initial Term, Premcor shall be liable to pay MSCG as liquidated damages (and not as a penalty) a lump sum representing lost Minimum Supply Service Fees of One Million Dollars ($1,000,000). If Premcor is the Defaulting Party and the Termination Date upon which MSCG terminates this Agreement occurs within the second six (6) months of the Initial Term, Premcor shall be liable to pay MSCG as liquidated damages (and not as a penalty) a lump sum representing lost Minimum Supply Service Fees in an amount equal to the lesser of (i) Five Hundred Thousand Dollars ($500,000) and (ii) the total of the Minimum Supply Service Fees for the portion of the second six-month period after the Termination Date. In addition, if Premcor is the Defaulting Party, MSCG shall be entitled to treat the full amount available for drawing under any Letter of Credit (including the Minimum Collateral L/C) as an outstanding amount due MSCG and to draw immediately on such Letter of Credit in full without any prior notice or demand to Premcor.

     14.4 If MSCG determines that an Event of a Default under Sections 14.1(a),
(b) or (h) by Premcor has occurred, MSCG shall instruct (i) the Terminal Operators to cancel any Crude Oil nominations scheduled for delivery from MSCG to Premcor and re-nominate such Crude Oil to MSCG's consignee as MSCG may direct and (ii) the relevant Pipeline Systems that MSCG will be using Premcor's nominated shipping capacity to ship the Crude Oil that otherwise would be sold to Premcor pursuant to the nomination that MSCG furnishes or has furnished to the Terminal Operators. Premcor covenants that it shall not contest MSCG's unilateral right to enforce its remedies, and hereby expressly waives the right to contest the exercise by MSCG of its rights, under the letters provided pursuant to Sections 2.2(c), 2.4 and 4.1 and under this Section 14.4.

     14.5 Close Out of Other Contracts Between the Parties.

          (a) Upon the occurrence of an Event of Default, the Performing Party shall, in its sole discretion and upon one (1) Business Day's notice to the Defaulting Party, be entitled to immediately liquidate all other outstanding contracts between the Parties

     ("Other Contracts") as of a designated date ("Early Termination Date") by closing out each such Other Contract at its market price, as determined by the Performing Party in a commercially reasonable manner as of or close to the Early Termination Date, and calculating an amount equal to the difference, if any, between the market price and the price specified in such Other Contract ("Settlement Payment"). The Performing Party then shall be entitled to set off, net or aggregate (i) all Settlement Payments so determined and payable by each Party to the other, (ii) all damages, losses and expenses incurred by the Performing Party as a result of termination and liquidation of Other Contracts, including reasonable attorneys' fees, court costs, collection costs, interest charges and other disbursements and any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges or related trading positions relating to the Other Contracts that are being liquidated, all as determined in a commercially reasonable manner by the Performing Party,
     (iii) all margin or collateral held by either Party to secure the obligations of the other Party and (iv) any other amounts one Party owes the other under Other Contracts (which unpaid amounts shall be deemed to be held by a Party as margin to secure the other Party's obligations from time to time incurred), whereupon all such amounts shall be aggregated or netted to a single liquidated amount ("Other Contract Termination Payment").

          (b) On the Early Termination Date or as soon as reasonably practicable thereafter, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Other Contract Termination Payment. The Other Contract Termination Payment shall be netted with and offset against the Final Settlement Amount due under
     Article 15.

     14.6 The Performing Party's rights under this Article 14 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 14 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

     14.7 The Defaulting Party shall indemnify and hold harmless the Performing Party for all Liabilities incurred as a result of the Default or in the exercise of any remedies under this Article 14, including any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges relating to the Crude Oil sold and WTI Transactions entered into hereunder, all as determined in a commercially reasonable manner by the Performing Party.

                                   ARTICLE 15
                         FINAL SETTLEMENT AT TERMINATION

     15.1 Upon expiration or termination of this Agreement for any reason, the Parties promptly shall reconcile and determine all amounts owed to each other under this Agreement (the "Final Settlement Amount"), as provided in this
Article 15. The Parties shall determine as soon as practicable whether any executory Contracts will be assigned by MSCG to Premcor. If the terms of a Contract permit and are satisfactory to MSCG in its sole discretion, MSCG shall assign to Premcor its rights and obligations under any executory Contracts for Crude Oil purchases and WTI Transactions to be effective as of the Termination Date. If either an executory Contract is not assignable, MSCG is not satisfied with the terms of an assignment or the Counterparty does not consent to an assignment, then Premcor shall prepay MSCG in cash or post a Letter of Credit to MSCG in payment for the Crude Oil to be purchased under such Contracts as part of the Final Settlement Amount. The Parties also shall liquidate all WTI Transactions between them. Except for executory Contracts that MSCG does not assign to Premcor, MSCG shall not be obligated to purchase, take title to or pay for any Crude Oil or WTI as of the Termination Date.

     15.2 The Parties promptly shall exchange all information necessary to determine the final calculations of all Crude Oil Purchase Costs, the Supply Service Fee, Variation Margin, the amount of Collateral held by MSCG, prepayments or Letters of Credit required in respect of any executory Contract that will not be assigned, and any and all necessary adjustments to amounts that are or were due one Party from the other Party since the Closing Date (whether or not previously invoiced or paid). Unless the Parties agree otherwise, MSCG shall prepare and provide Premcor with a statement showing the calculation of the Final Settlement Amount within five (5) Business Days from the Termination Date; provided, however, that if the Parties have not yet been able to determine which executory Contracts will be assigned from MSCG to Premcor by the date that the statement must be prepared, then all such Contracts shall be deemed to be unassignable and Premcor shall prepay MSCG in cash or post Letters of Credit in payment for the Crude Oil to be purchased under such Contracts as part of the Final Settlement Amount.

     15.3 The Final Settlement Amount shall equal (i) any unpaid amounts for Crude Oil or WTI Transactions payable by Premcor to MSCG plus (ii) any amounts that Premcor owes MSCG for the Supply Service Fee, plus (iii) any prepayments and Letters of Credit in payment for Crude Oil under unassignable executory Contracts minus (iv) the amount of Cash Collateral held by MSCG (including any Variation Margin), minus (v) the amount of any prepayments that Premcor has made to MSCG for Crude Oil purchases that are assigned to Premcor, plus or minus (vi) any Other Contract Termination Payment under Section 14.5 (if termination is due to an Event of Default) and (vii) plus or minus any other amounts or adjustments that are owed one Party by the other Party under this Agreement.

     15.4 The Party owing the Final Settlement Amount shall pay the other Party within one (1) Business Day from the date that Premcor receives MSCG's statement showing the calculation of the Final Settlement Amount and appropriate supporting documentation. On the Termination Date, MSCG shall (i) instruct the Terminal Operators and the Pipeline Systems that the letters provided pursuant to Sections 2.2(c), 2.4 and 4.1, respectively, no longer are effective as of the Termination Date, (ii) cancel any outstanding Letters of Credit (other than Letters of

Credit posted by Premcor to MSCG in payment for Crude Oil to be sold under executory Contracts that were not assigned to Premcor) and, (iii) as soon as practicable on or after the Termination Date, return to Premcor any Collateral that has not been applied against and in satisfaction of the Final Settlement Amount due MSCG.

     15.5 If either Party terminates this Agreement pursuant to Section 3.4, the provisions of this Article 15 shall apply except that the time frame for determining and paying the Final Settlement Amount shall be as follows. MSCG shall prepare and provide Premcor with the final statement showing the calculation of the Final Settlement Amount within two (2) Business Days from the Termination Date specified in the early termination notice. The Party owing the Final Settlement Amount shall pay the other Party within one (1) Business Day from the date that Premcor receives MSCG's statement showing the calculation of the Final Settlement Amount and appropriate supporting documentation.

                                   ARTICLE 16
                           INDEMNIFICATION AND CLAIMS

     16.1 To the fullest extent permitted by Applicable Laws, Premcor shall defend, indemnify and hold harmless MSCG, its Affiliates, and their directors, officers, employees, representatives, agents and contractors, for and against any Liabilities, including those related to injury, disease, or death of any person or damage to or loss of any property, that directly or indirectly arise
(i) out of Premcor's breach of any of its obligations or covenants under this Agreement, (ii) as a result of any action, statements, representations, or omissions by or of Premcor, or any of its directors, officers, employees, agents, representatives or contractors unless expressly authorized by MSCG or such action or representation is made in accordance with the Transaction Guidelines, or (iii) if any of Premcor's representations, covenants or warranties made herein proves to be materially incorrect or misleading when made.

     16.2 MSCG agrees to notify Premcor as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish Premcor with complete details within its knowledge and shall render all reasonable assistance requested by Premcor in the defense. MSCG shall have the right but not the duty to participate with counsel of its own selection, at Premcor's expense, in the defense and settlement of any claim or in any proceeding against MSCG without relieving Premcor of any obligations hereunder. If Premcor fails to assume the defense promptly after a claim is brought against MSCG, MSCG may conduct such defense, with all reasonable costs, including attorneys' fees, at Premcor's expense. Premcor is not authorized to compromise or settle any claim against MSCG without MSCG's approval.

                                   ARTICLE 17
                              LIMITATION ON DAMAGES

     Except for Premcor's obligations to indemnify MSCG for actual damages as set forth in this Agreement, the Parties' liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

                                   ARTICLE 18
                                  AUDIT RIGHTS

     During the term of this Agreement, MSCG and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Premcor, or any of Premcor's contractors and agents, which relate to this Agreement.

                                   ARTICLE 19
                                CONFIDENTIALITY

     19.1 In addition to Premcor's confidentiality obligations under the Transaction Guidelines, the Parties agree that the specific terms and conditions of this Agreement and any information exchanged between the Parties relating to the fees and other amounts paid by Premcor to MSCG under this Agreement are confidential and shall not disclose them to any third party, except (i) as may be required by court order, Applicable Laws or a Governmental Authority or (ii) to such Party's or its Affiliates' employees, auditors, consultants, banks, financial advisors and legal advisors. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one
(1) year following the Termination Date.

     19.2 In the case of disclosure covered by subclause (i) of Section 19.1 and if the disclosing Party's counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

     19.3 Notwithstanding the foregoing, each Party agrees that it and its subsidiaries and their directors, officers, employees, agents or attorneys may disclose to any and all persons the structure and any of the tax aspects of this Agreement transaction that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom, or any materials relating thereto, that either Party has provided or will provide to the other Party and its subsidiaries and their directors, officers, employees, agents or attorneys in connection with this Agreement, except where confidentiality is reasonably necessary to comply with Applicable Laws.

                                   ARTICLE 20
                                 GOVERNING LAW

     20.1 This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles.

     20.2 EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT OF COMPETENT JURISDICTION SITUATED IN THE

BOROUGH OF MANHATTAN, NEW YORK, OR, IF ANY FEDERAL COURT DECLINES TO EXERCISE OR DOES NOT HAVE JURISDICTION, IN ANY NEW YORK STATE COURT IN THE BOROUGH OF MANHATTAN (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED BELOW. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

     20.3 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

                                   ARTICLE 21
                                   ASSIGNMENT

     21.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

     21.2 Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the other Party except in the case of assignment to an Affiliate if (i) such Affiliate assumes in writing all of the obligations of the assignor and (ii) the assignor provides the other Party with evidence of the Affiliate's financial responsibility at least equal to that of the assignor. Further, no consent shall be required for transfer of an interest in this Agreement by merger provided that the transferee entity (i) assumes in writing all of the obligations of the transferor and (ii) provides the other Party with evidence of financial responsibility at least equal to that of the transferor. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor's obligations under this Agreement, unless the Parties otherwise agree in writing.

     21.3 Any attempted assignment in violation of this Article 21 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

     21.4 If a dispute, claim, or controversy should arise hereunder between MSCG and any Counterparty and MSCG is unwilling to contest or litigate such matter, the Parties shall agree to an assignment of MSCG's rights and interests as necessary to allow Premcor to contest, litigate or resolve such matter by a mutually acceptable alternative means that will allow Premcor to pursue the claim.

                                   ARTICLE 22
                                     NOTICES

     22.1 All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile, electronic mail or overnight courier. A notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party's transmission report), or on the following Business Day if received after 5:00 p.m. EST, at the respective Party's address set forth below and to the attention of the person or department indicated. A Party may change its address, facsimile number or electronic mail address by giving written notice in accordance with this
Section 22.1, which is effective upon receipt.

     22.2  If to Premcor to (invoices only):

           The Premcor Refining Group Inc.
           8182 Maryland Ave.
           Clayton, MO 63105
           Attn: Matt Johnson
           Phone: (314) 854-9811
           Fax: (314) 719-8153
           E-Mail: matt.johnson@premcor.com

           All other notices to:

           The Premcor Refining Group Inc.
           1700 East Putnam Ave., Suite 500
           Old Greenwich, CT 06870
           Attn: Carl Cubarrubia
           Phone: (203) 698-7539
           Fax (203) 698-7912
           E-Mail: carl.cubarrubia@premcor.com

           If to MSCG to:

           Morgan Stanley Capital Group Inc.
           Commodities Department, 4/th/ Floor
           1585 Broadway
           New York, New York 10036
           Attn: James Dutton
           Phone: (212) 761-5794
           Fax: (212) 761-0294
           E-Mail: james.dutton@morganstanley.com

                                   ARTICLE 23
                         NO WAIVER, CUMULATIVE REMEDIES

     23.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Potential Event of Default under this Agreement, shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under this Agreement, whether of a like kind or different nature.

     23.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and applicable law.

                                   ARTICLE 24
             NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

     24.1 This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that Premcor is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Premcor, or any employee or agent of Premcor, an agent or employee of MSCG.

     24.2 Except as authorized by the Transaction Guidelines, neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

                                   ARTICLE 25
                                  MISCELLANEOUS

     25.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

     25.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party.

     25.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     25.4 Time is of the essence with respect to all aspects of each Party's performance of any obligations under this Agreement.

     25.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

     25.6 All confidentiality, payment and indemnification obligations (including the payment and indemnification obligations that arise out of termination) shall survive the expiration or termination of this Agreement.

     25.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be executed by its duly authorized representative, effective as of the date first written above.

Morgan Stanley Capital Group Inc.

By:      _______________________

Title:   _______________________

Date:    _______________________


The Premcor Refining Group Inc.

By:      _______________________

Title:   _______________________

Date:    _______________________

                    Crude Oil Supply Agreement Signature Page